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                                                                    EXHIBIT 4.21

                                TENANCY AGREEMENT

Landlord: Lee Shu Kwan    (Hereunder called Party A)

Tenant: Kwanasia Electronics Co. Ltd.    (Hereunder called Party B)

Both parties agreed to set up the following terms to comply with:

(1) Party A will lease his property situates at Room 402, Block A, To Fa Court, NanShan District, Shenzhen to Party B. Both parties agreed the monthly rental will be HONG KONG DOLLARS TWO THOUSAND FIVE HUNDRED (HKD 2,500.00). The rental period is two years, starting from October 1, 2001 to September 30, 2003. Both parties agreed not to terminate the contract within the tenancy period. Otherwise, either party should pay the other the rental based on the balance of the tenancy period.

(2) During the tenancy period, both parties are not allowed to sublet or transfer the tenancy to the third party. Regarding the renewal of the tenancy agreement, it will be effective only if both parties sign a new, written tenancy agreement one month before the expiry date.

(3) The rental should be paid in advance and should not delayed for whatever reason.

(4) When Party B moves out, he should move out all the furniture within the tenancy period so as to clear up the procedures.

(5) Party B is responsible to pay the rates, property tax, land tax and all other expenses for the property.

(6) The property is for dormitory use only. Party B is not allowed to store illegal goods or perform illegal acts in the property.


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(7)   Party B receives one set of keys for the property from Party A. When Party
      B moves out, he must return all the keys to the landlord. If Party B had lost any key, he should make the same and cannot dispute.

(8) This tenancy agreement is in duplicate. Both parties are willing to comply with. Each party keeps one copy for evidence.


                  Party A:  Lee Shu Kwan

The Parties:
                  Party B:  Kwanasia Electronics Co. Ltd.

                                                   October 1, 2001